                                                             Exhibit 2r.1

                                 CODE OF ETHICS

                                       OF

                        MEDALLION FINANCIAL CORPORATION


          This Code of Ethics has been adopted by Medallion Financial Corporation and each of its wholly-owned subsidiaries that are registered investment companies (together, the "Fund") in compliance with Rule 17j-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "Act"), to
-----
establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of the Fund may abuse their fiduciary duties to the Fund and to deal with other types of conflict of interest situations to which the Rule is addressed.

          The Fund does not invest in securities (other than cash equivalents) except for securities of companies that, at the time of investment, it is considering acquiring ("Target Companies"). Consequently, this Code of Ethics is limited in its scope to address situations involving those officers of the Fund who have access to knowledge of the Fund's potential and actual investments in Target Companies.

1.  General Prohibitions.
    ---------------------

          The specific provisions and reporting requirements of the Rule and this Code of Ethics are concerned primarily with those investment activities of Access Persons, defined below, who are associated with the Fund and who thus may benefit from or interfere with the purchase or sale of securities by the Fund. The Rule and Section 1, however, apply to all affiliated persons of the Fund ("Covered Persons").
-----------------

          The Rule makes it unlawful for Covered Persons to engage in conduct that is deceitful, fraudulent or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of securities by an investment company. Accordingly, under the Rule and this Code of Ethics, no Covered Person shall use any information concerning the investments or investment intentions of the Fund, or his or her ability to influence such investments or investment intentions, for personal gain or in a manner detrimental to the interests of the Fund.

          In addition, no Covered Person shall, directly or indirectly, in connection with the purchase or sale of a "security held or to be acquired" (as defined below) by the Fund: (i) employ any device, scheme or artifice to defraud the Fund; (ii) make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
(iii) engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or (iv) engage in any manipulative practice with respect to the Fund.

          Policy on Insider Trading.  The Fund prohibits any officer, director
          -------------------------
or employee from trading, either personally or on behalf of others, on material, non-public information or communicating material non-public information to others in violation of the law. This policy applies to all Covered Persons. Material, non-public information includes information about the Fund's intention to make a merger or acquisition proposal to another company.

          Information in the possession of a Covered Person that is material and non-public must be kept secure and should not be communicated to anyone who does not have a "need to know" in connection with accomplishing a particular transaction. Appropriate precautions should be taken to effect this, such as use of controls over the distribution of draft documents, use of code words, restricting access to computers containing confidential information, and control over support staff and others who may have access to confidential information.

          The Fund will maintain a Restricted List on which the Administrator will record the names of all companies with which the Fund is potentially contemplating engaging in a strategic corporate transaction. The Restricted List may include the names of a Target Company, its parents or affiliates or other affected companies. The affected securities will remain on the Restricted List until the Administrator is notified that the potential transaction has been dropped or completed. The Restricted List shall be made available to all Access Persons, other than the directors of the Fund that are not employees of the Fund.

          No Access Person may purchase or sell Securities on the Restricted List for his or her own account or any account in which he or she has a Beneficial Interest without the prior written approval of the Administrator.

2.  General Principles.
    -------------------

          This Code of Ethics acknowledges the general principles that Covered
Persons: (i) owe a fiduciary obligation to the Fund; (ii) have the duty at all times to place the interests of Fund shareholders first; (iii) must conduct all personal securities transactions in such a manner as to avoid any actual or potential conflict of interest or abuse of an individual's position of trust and responsibility; and (iv) should not take inappropriate advantage of their positions in relation to the Fund.

     3.   Administration.
          ---------------
          The administration of this Code of Ethics shall be the responsibility of Brian O'Leary, who shall serve as the "Administrator" of this Code of Ethics.

     4.   Definitions.
          ------------

         (a)  "Access Person" means:
               -------------

              (i)  any officer or director of the Fund;

             (ii) any employee of the Fund (or of any company in a control relationship to the Fund) who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of Covered Securities by the Fund, or whose functions or duties relate to the making of any recommendations with respect to such purchases or sales;

            (iii) any natural person in a control relationship to the Fund who obtains information concerning recommendations made for the purchase or sale of Covered Securities by the Fund.

         (b)  "Affiliated Person" of another person means:
               -----------------

              (i) any person directly or indirectly owning, controlling or holding with power to vote, five percent (5%) or more of the outstanding voting securities of such other person;

             (ii) any person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote, by such other person;

            (iii) any person directly or indirectly controlling, controlled by, or under common control with, such other person;

             (iv) any officer, director, partner, copartner, or employee of such other person; and

              (v)  any investment adviser of the Fund.

         (c)  "Beneficial Interest" means any interest by which an Access
               -------------------
Person or any member of his or her immediate family (relative by blood or marriage living in the same household) can directly or indirectly derive a monetary benefit from the purchase, sale (or other acquisition or disposition) or ownership of a Security, except such interests as the Administrator shall determine to be too remote for the purpose of this Code of Ethics. (A transaction in which an Access Person acquires or disposes of a Security in which he or she has or thereby acquires a direct or indirect Beneficial Interest will be referred to in this Code of Ethics as a "personal securities"
                                                 -------------------
transaction or a transaction for the person's "own account").
                                               -----------
         (d)  "Control" means the power to exercise a controlling influence
               -------
over the management or policies of a company (unless such power is solely the result of an official position with such company). Any person who owns beneficially, directly or through one or more controlled companies, more than twenty-five percent (25%) of the voting securities of a company shall be presumed to control such company. Natural persons shall be presumed not to be controlled persons.

         (e)  "Covered Person" shall have the meaning set forth in Section 1
               --------------
of this Code of Ethics.

         (f)  "Covered Securities" means a Security on the Fund's Restricted
               ------------------
List, and any warrant for, option in, or Security immediately convertible into that Security.

         (g)  "Independent Director" means any Director of the Fund who is not
               --------------------
an "interested person" (as defined in the Investment Company Act of 1940, as amended (the "1940 Act")) of the Fund who is also an employee of the Fund.

         (h)  "Investment Personnel" of the Fund means any person covered by
               --------------------
Section (a)(ii) or (iii).

         (i)  "Security" or "security" includes all stock, debt obligations
               --------
and other instruments, including any warrant or option to acquire or sell a Security and financial futures contracts, but excludes securities issued by the U.S. government or its agencies, bankers, acceptances, bank certificates of deposit, commercial paper, repurchase agreements and shares of a mutual fund. References to a "security" in this Code of Ethics shall include any warrant for, option in, or Security immediately convertible into that Security.

         (j)  A "Security held or to be acquired" by the Fund means any
                 -------------------------------
Security that, within the most recent fifteen (15) days: (i) is or has been held by the Fund; or (ii) is being or has been considered for purchase by the Fund; and (iii) any option to purchase or sell, and any securities convertible into or exchangeable for any security described in (i) or (ii).

        5.  Prohibited Transactions.
            -----------------------

            (a)  General Prohibition.  An Access Person may not effect a
                 -------------------
personal securities transaction without prior written approval in accordance with Section 6 of this Code of Ethics if he or she knows or should have known at the time of entering into the transaction that: (i) the Fund has engaged in a transaction in the same Security within the last fifteen (15) days, or is engaging in a transaction or is going to engage in a transaction in the same Security in the next fifteen (15) days; or (ii) the Security is on the Restricted List.

            (b)  Blackout Period.  Investment Personnel may not effect a
                 ---------------
personal securities transaction on a day during which the Fund has a pending "buy" or "sell" order in that same Security until that order is executed or withdrawn.

            (c)  Gifts.  Investment Personnel may not accept any gift or other
                 -----
thing of more than de minimis value from any person or entity that does business with or on behalf of the Fund.

            (d)  Service as a Director.  Investment Personnel may not serve on
                 ---------------------
the board of directors of any publicly traded company without prior written approval in accordance with Section 6 of this Code of Ethics. In the event such board service is approved, Investment Personnel must be excluded from making investment decisions on behalf of the Fund involving the subject company through the implementation of appropriate "Fire Wall" or other procedures.


            (e)  Interested Transactions.  Investment Personnel shall not
                 -----------------------
recommend any securities transactions by the Fund without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation:

                 (i) any direct or indirect ownership of any securities of such issuer;

                (ii) any contemplated transaction by such person in such securities;

               (iii)  any position with such issuer or its affiliates; and

                (iv) any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

         (f)  Initial Public Offerings.  Investment Personnel shall not
              ------------------------
acquire, directly or indirectly, beneficial ownership of any Securities in an initial public offering without the prior written approval of the Administrator who has been provided by such person with full details of the proposed transaction. In granting this prior approval, the Administrator shall take into consideration, among other factors, whether the investment opportunity should be reserved for the Fund and its shareholders and whether the opportunity is being offered to the Investment Personnel by virtue of his or her position with the Fund. Purchases of initial public offerings of volatile securities which are difficult to obtain, such as certain common stocks, will ordinarily not be approved. In contrast, purchases of generally available initial public offerings of less volatile securities (such as municipal bonds) in which the Fund does not customarily invest would usually be approved.

         (g)  Private Placements.  Investment Personnel shall not acquire,
              ------------------
directly or indirectly, beneficial ownership of any Securities in a private placement without the prior written approval of the Administrator who has been provided by such person with full details of the proposed transaction. In granting this prior approval, the Administrator shall take into consideration, among other factors, whether the investment opportunity should be reserved for the Fund and its shareholders and whether the opportunity is being offered to the Investment Personnel by virtue of his or her position with the Fund. Investment Personnel who have been authorized to acquire securities in a private placement are required to disclose that investment when they play a part in the Fund's subsequent consideration of an investment in the issuer. In such circumstances, the Fund's decision to purchase securities of the issuer will be subject to an independent review by Investment Personnel with no personal interest in the issuer.

        6.  Express Prior Approval.
            -----------------------

            (a)  Procedures.  Except as provided in Section 7(a), advance
                 ----------
clearance of each personal securities transaction covered by Section 5(a) or (i) any initial public offering or (ii) any private placement must be obtained from the Administrator. Transaction clearances must be obtained no more than three
(3) days prior to the transaction. If the transaction is not effected within three (3) days of the date of clearance, a new clearance must be obtained. Clearance must be obtained in writing by completing and signing a form provided for that purpose by the Fund, which form shall set forth the details of the proposed transaction, and obtaining the signature of the Administrator. A copy of all completed clearance forms, with all required signatures, shall be retained by the Administrator.

            (b)  Factors Considered.  The Administrator may refuse to grant
                 ------------------
clearance of a personal securities transaction in its sole discretion without being required to specify any reason for the refusal. Generally, the Administrator will consider the following factors, as applicable, in determining whether or not to clear a proposed transaction:

                 (i) Whether the amount or nature of the transaction or person making it is likely to affect the price or market for the Security;

                (ii) Whether the individual making the proposed purchase or sale is likely to benefit from purchases or sales being made or being considered by the Fund; Whether the Security proposed to be purchased or sold is one that would qualify for purchase or sale by the Fund; and

                (iv) Whether the transaction is nonvolitional on the part of the individual, such as receipt of a stock dividend or a sinking fund call.

         REQUESTS FOR CLEARANCE FOR TRANSACTIONS IN COVERED SECURITIES WILL GENERALLY BE DENIED.

         (c)  Other Clearance.  Advance clearance of service on the board of
              ---------------
directors of a publicly traded company as required under Section 5(d) above must be obtained from the Administrator of the Code of Ethics. The Administrator may approve service on the board of directors of a publicly traded company if it is determined that such service is consistent with the interests of the Fund and its shareholders.

     7.  Exempt Transactions.
         --------------------

         (a)  No Influence or Control.  Neither the prohibitions nor the
              -----------------------
preclearance or reporting requirements of this Code of Ethics shall apply to purchases, sales or other acquisitions or dispositions of Securities for an account over which the Covered Person or Access Person has no direct influence or control and does not exercise indirect influence or control.

         (b)  Involuntary Transactions.  Neither the prohibitions nor the
              ------------------------
preclearance requirements of this Code of Ethics shall apply to involuntary purchases or sales made by a Covered Person or an Access Person.

         (c)  Automatic Dividend Reinvestment Plans.  Neither the prohibitions
              -------------------------------------
nor the preclearance requirements of this Code of Ethics shall apply to purchases which are part of an automatic dividend reinvestment plan.


         (d)  Issuer Distributions.  Neither the prohibitions nor the
              --------------------
preclearance requirements of this Code of Ethics shall apply to purchases or other acquisitions or dispositions resulting from the exercise of rights acquired from an issuer as part of a pro rata distribution to all holders of a class of Securities of such issuer and the sale of such rights.

         (e)  Approved Transactions.  The prohibitions of this Code of Ethics
              ---------------------
shall not apply to purchases, sales or other acquisitions or dispositions which receive the prior approval of the Administrator upon consideration of the factors stated in Section 6(b) above because: (i) their potential harm to the Fund is remote; (ii) they would be unlikely to affect a highly institutional market; or (iii) they are clearly not related economically to Securities being considered for purchase or sale by the Fund.

     8.  Reporting Requirements.
         -----------------------

         The following reports must be filed with the Administrator of the Code of Ethics:

         (a)  Quarterly Reports.  Within ten (10) days after the end of each
              -----------------
calendar quarter, each Access Person shall make a written report to the Administrator of this Code of Ethics of all transactions occurring in the quarter by which they acquired or disposed of a Beneficial Interest in any Security other than as provided in Section 7(a). Such report must contain the following information with respect to each reportable transaction: (i) date and nature of the transaction (purchase, sale or any other type of acquisition or disposition); (ii) title, interest rate and maturity date (if applicable), number of shares or principal amount of each Security and the price at which the transaction was effected; and (iii) the name of the broker, dealer or bank with or through which the transaction was effected; and (iv) the date that the report is submitted. Such report may contain a statement that the report is not to be construed as an admission that the person making it has or had any direct or indirect Beneficial Interest in any Security to which the report relates.

         The broker through which the transaction was effected shall be directed by the Access Person to supply to the Administrator, on a timely basis, duplicate confirmations and monthly brokerage statements for all securities accounts. An Access Person need not make a quarterly transaction report (under
Section 8(a)) or an annual report (under Section 8(b)) if the report would duplicate information contained in broker trade confirmations or account statements received by the Fund with respect to the Access Person in the time period required by this Code, if all of the information required by the Code is contained in the broker trade confirmations or account statements.

         (b)  Disclosure of Personal Holdings.  Upon commencement of employment
              -------------------------------
and annually thereafter, each Access Person other than an Independent Director shall be required to disclose his or her current personal securities holdings.

         (c)  Independent Directors.  An Independent Director shall be required
              ---------------------
to comply with Sections 6(a) and 8(a) above with respect to a transaction only if such person, at the time of that transaction knew, or in the ordinary course of fulfilling his or her official duties of a Director of the Fund should have known, that during the 15-day period immediately preceding the date of the transaction by such person, (i) the security such person purchased or sold is or was purchased or sold by the Fund or was being considered for purchase or sale by the Fund or (ii) the Fund is or was considering a strategic corporate transaction with the issuer of the security.

         (d)  Certification of Compliance.  Each Access Person is required to
              ---------------------------
certify annually that he or she has read and understood the Fund's Code and recognizes that he or she is subject to such Code. Further, each Access Person is required to certify annually that he or she has complied with all the requirements of the Code and that he or she has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

         (e)  Review by the Board of Directors.  At least annually, the Fund's
              --------------------------------
management shall provide a written report to the Board of Directors containing:

              (i) Any changes made to existing procedures concerning Access Person's personal trading activities made during the past year;

             (ii)  Any recommended changes to the Fund's Code or procedures;

            (iii) A summary of issues arising under the Code or procedures since the last report, including information about any material violations with respect to the Fund's Code which occurred during the past year and any sanctions imposed in response to such material violations; and

             (iv) A certification that the Fund has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

         6.  Confidentiality of Fund Transactions.
             -------------------------------------

             Until disclosed in a public report to shareholders or to the Securities and Exchange Commission in the normal course, all information concerning Securities being considered for purchase or sale by the Fund shall be kept confidential by all Access Persons and disclosed by them only on a "need to know" basis. It shall be the responsibility of the Administrator of this Code of Ethics to report any inadequacy found by him to the Board of Directors of the Fund or any committee appointed by the Board to deal with such information.

        10.  Sanctions.
             ----------

             Any violation of this Code of Ethics shall be subject to the imposition of such sanctions as the Fund may deem appropriate under the circumstances to achieve the purposes of the Rule and this Code of Ethics, which sanctions may include suspension or termination of employment, a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by the Fund and the more advantageous price paid or received by the offending person. Any profits realized on trades in violation of this Code of Ethics must be disgorged to the Fund. Sanctions for violation of this Code of Ethics by a Director of the Fund will be determined by a majority vote of its Directors who are not interested persons of the Fund.

        11.  Administration and Recordkeeping.
             ---------------------------------

             (a)  Duties of the Administrator.  The duties of the Administrator
                  ---------------------------
designated in accordance with Section 3 of this Code of Ethics shall include the following:

                  (i) Continuous maintenance of a current list of the names of all Access Persons with an appropriate description of their title or employment;

                 (ii) Providing each Access Person a copy of this Code of Ethics and informing them of their duties and obligations hereunder, and assuring that Covered Persons who are not Access Persons are familiar with applicable requirements of this Code of Ethics;

                (iii) Maintaining or supervising the maintenance of all records and reports required by this Code of Ethics;

                 (iv) Preparing listings of all transactions effected by any Access Person within fifteen (15) days of the date on which the same Security was held, purchased or sold by the Fund;

                  (v) Maintaining the Restricted List and communicating its contents to all Access Persons;

                 (vi) Determining whether any particular securities transaction should be exempted pursuant to the provisions of Section 7(f) of this Code of Ethics;

                (vii) Issuing either personally or with the assistance of counsel as may be appropriate, any interpretation of this Code of Ethics which may appear consistent with the objectives of the Rule and this Code of Ethics;

               (viii) Conducting such inspections or investigations as shall reasonably be required to detect and report, with his recommendations, any apparent violations of this Code of Ethics to the Board of Directors of the Fund or any committee appointed by them to deal with such information; and

                 (ix) Submitting an annual report to the Directors of the Fund as required by Section 8(e).

            (b)  Recordkeeping Requirements. The Administrator shall maintain,
                 --------------------------
 at the Fund's principal place of business, the following:

                  (i) A copy of any Code of Ethics adopted pursuant to the Rule which has been in effect during the past five (5) years;

                 (ii) A record of any violation of any such Code of Ethics and of any action taken as a result of such violation must be maintained in an easily accessible place for at least five (5) years after the end of the fiscal year in which the violation occurs;

                (iii)  A copy of each report made by the Administrator under
Section 8(e) within two (2) years from the end of the fiscal year of the Fund in which such report is made and for an additional three (3) years in a place which need not be easily accessible;

                 (iv)  A list of all persons who are, or within the past five
(5) years have been, required to make reports pursuant to the Rule and any Code of Ethics in effect during the period or who are or were responsible for reviewing those reports during the period, must be maintained in an easily accessible place; and

                  (v) A copy of each report made by an Access Person, including any information provided in lieu of such reports, must be maintained for at least five (5) years after the end of the fiscal year in which the report is given or the information is provided, the first two years in an easily accessible place.

        12.  Amendments and Modifications.
             -----------------------------

             This Code of Ethics may not be amended or modified except in a written form which is specifically approved by majority vote of the directors of the Fund who are not interested persons of the Fund.

         This Code of Ethics was adopted by the Board of Directors of the Fund, including a majority of such Directors who are not interested persons of the Fund, at a meeting held on August 28, 2000.

                              /s/ Brian O'Leary
                              -----------------

                              Brian O'Leary, Administrator